DIGITAL TURBINE, INC.
INSIDER TRADING POLICY

As a publicly traded company, our directors and employees, and those of our subsidiaries, are subject to the insider trading prohibitions set forth in the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. To comply with those laws, our Board of Directors has adopted the attached Insider Trading Policy.

It is the Board of Directors' goal that all individuals connected with us who may routinely possess material non-public information be made aware of our policy on insider trading. A copy of our policy is enclosed for your review and future reference. Please read the enclosed policy and then sign and return this acknowledgement to [TBD internally].

If you have any questions regarding the enclosed policy, please feel free to contact our Chief Financial Officer or Chief Accounting Officer.

I hereby certify that I have read, understand and will comply with the Digital Turbine, Inc. Insider Trading Policy, a copy of which was distributed with this signed Acknowledgment.

Print name:________________
Signature:_________________
Date:_____________________

INSIDER TRADING POLICY OF
DIGITAL TURBINE, INC.
I.    PURPOSE OF THIS POLICY

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Digital Turbine, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (a) trading in securities of that company; or (b) providing material nonpublic information to other persons who may trade on the basis of that information.

II.    PERSONS SUBJECT TO THE POLICY

This Policy applies to (a) all members of the Company’s Board of Directors, company officers, and employees; (b) all contractors or consultants of the Company and its subsidiaries; and (c) household and immediate family members of those listed in (a) and (b) above.

In addition, this policy applies to entities controlled by a person covered by this Policy. As a result, transactions through entities you control, including partnerships, limited liability companies and trusts, are treated as if they were for your own account for purposes of this Policy.

While all persons noted above are required to comply with this Policy, the Company designates certain persons as “insiders” and “Designated Insiders” who are subject to the more restrictive rules discussed in Section VII “Pre-Clearance of Trades and Black-Out Periods” below. Generally, insiders are those people who, generally based on a person’s role such as a company officer or director, results in them having routine and regular access to material non-public information (as defined below). In other cases, access to such information is infrequent or occurs only in special circumstances such as a pending acquisition.

See Section IV “Definitions” below for the definition of “insiders” and “Designated Insiders”.

III.    THE CONSEQUENCES

The consequences of violations of this Policy can be extremely serious for the individual involved and for Digital Turbine, Inc.

Individuals who trade on material non-public information or pass on material non-public information to others (or "tip" such information to others) can incur:
i.A civil penalty of up to three times the profit gained or loss avoided;
ii.    A criminal fine (no matter how small the profit) of up to $5 million; and
iii.     A jail term of up to twenty years.

Employers (and possibly any supervisory person) that fail to take appropriate steps to prevent illegal trading can incur:

i.    A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and
ii.    A criminal fine of up to $5 million.

Any of the above consequences, even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career. In addition, if a director or employee violates this Insider Trading Policy, we may impose our own sanctions, including dismissal for cause, regardless of whether civil or criminal penalties are imposed.

We have adopted this Policy to avoid even the appearance of improper conduct on the part of any of our employees or directors (not just so-called insiders). There are no exceptions to this Policy, except as specifically noted herein, regardless of justification for a transaction or the value of such transactions. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

IV.    DEFINITIONS

A.Material non-public information: Material non-public information (“MNPI”) is defined to be information that has not been disclosed generally to the marketplace. Information about us and our business that is not yet in general circulation should be considered non-public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public. All information that you learn about us or our business plans in connection with your position is potentially "insider" information until publicly disclosed or made available by us to the general public. You should treat all such information as confidential and proprietary information. You may not disclose it to others, such as family, relatives, business or social acquaintances, who do not need to know it for legitimate business reasons.

“Material” for the purposes of this Policy is defined as information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company Securities (as defined below). If this non-public information is also "material," you are required by law and this Policy to refrain from trading upon this information and from passing the information on to others who may trade based upon this information. In other words, “material” information is any information which could reasonably be expected to affect the price of our stock.

It is very difficult to define every category of material non-public information under this heading. However, any information that should be considered material non-public information includes but is not limited to the following:

i.Financial results;
ii.Projections or forecasts of future earnings or losses;
iii.News of pending or proposed sales, mergers, joint ventures or acquisitions, including knowledge of potential transactions during the exploration or due diligence phase;
iv.Impending bankruptcy or financial liquidity problems;
v.Major changes in senior management;
vi.Government or regulatory investigations;
vii.Significant market changes, including new contracts with demand or supply partners under negotiation or pending execution;
viii.The loss of a significant demand or supply partner;
ix.New equity or debt offerings, including stock dividends or splits; and

x.Changes in dividend distribution policies

B. Insiders: The Company defines “insiders” as follows:

Persons who routinely and regularly have access to material non-public information, which include the following:
i.All members of the Company’s Board of Directors;
ii.All executive officers of the Company;
iii.Employees, consultants and contractors that have been notified by the Compliance Officer that they are considered an “insider” under this policy;
iv.Household and immediate family members of those listed in i to iii above; and
v.Any entities controlled by those listed in i to iii above, including partnerships, limited liability companies and trusts.

If you are not considered an insider under this Policy – i.e., you do not fall under one of the positions enumerated above or you have not been notified that you are an insider by the Compliance Officer (as defined below), then you are NOT an insider.

It is the responsibility of each person to determine whether they possess material non-public information. If you are unsure of whether you are aware of material non-public information, you should inquire of the Compliance Officer prior to completing any transactions.

C. Designated Insiders: Certain insiders designated by the Compliance Officer from time to time (including members of the Company’s Board of Directors, executive officers, and certain others designated from time to time by the Compliance Officer) to be subject to the pre-clearance procedures described below under Section VII “Pre-Clearance of Trades and Black-Out Periods”.

D. Black-Out Periods: A Black-Out Period is a time before and after a significant event wherein an insider may not buy or sell Company Securities without violating this Policy.

There are four Black-Out Periods for insiders at the Company. These include 14 days prior to the end of each fiscal quarter ending June 30, September 30, December 31, and March 31 and for two full trading days after the release of financial results to the public. If the fourteenth day prior to the end of a fiscal quarter ends on a weekend, the Black-Out Period will start on the close of business on the last trading day prior to that weekend.

Additional Black-Out Periods may occur, when deemed necessary by the Compliance Officer, when other material events occur or are anticipated to occur. These additional Black-Out Periods will not be announced; however, if you are aware of material non-public information you have an obligation not to purchase or sell Company Securities.

E. Company Securities: Company securities include the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as other derivative securities that are not issued by the Company, such as exchange traded put or call options relating to the Company Securities.

F. Compliance Officer: The Chief Financial Officer shall be responsible for the administration of this Policy and the Chief Accounting Officer is delegated to administer this Policy as well. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

V.     POLICY REGARDING MATERIAL NON-PUBLIC INFORMATION

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material non-public information relating to the Company may, directly or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans” below;
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material non-public information to persons within or outside of the Company including, but not limited to, family, friends, business associates, investors and expert consulting firms (which is known as “tipping”1), unless any such disclosure is made in accordance with the Company’s policies and part of the ordinary course of the performance of a person’s professional responsibilities; or
4.Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about a company (1) with which the Company does business, including a partner, customer or supplier of the Company, or (2) that is involved in a potential transaction or business relationship with the Company, may trade in that company’s securities until the information becomes public or is no longer material.

If material non-public information is inadvertently disclosed, no matter what the circumstances, by any director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the Compliance Officer.

VI.    TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans (including the Company’s withholding of shares underlying the stock option as payment of the exercise price thereof), or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Units and Performance Stock Units: This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. The Policy does apply, however, to any market sale of restricted stock.

VII.    PRE-CLEARANCE OF TRADES AND BLACK-OUT PERIODS

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety. These additional procedures are only applicable to those individuals that are considered insiders or, in the case of the pre-clearance procedures described below, Designated Insiders, and do not apply to the transactions described in Section VI “Transactions under Company Plans” or Section VIII “Rule 10b5-1 Plans”.

Pre-Clearance Procedures: Designated Insiders may not engage in any transaction with Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Designated Insiders will be notified by the Compliance Officer from time to time of the pre-clearance procedures applicable to them. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction with Company Securities and should not inform any other person of the restriction.

If granted, clearance is only effective for the particular trade(s) described to the Compliance Officer and for trading, consistent with that description, effected within three (3) business days following and excluding the date the clearance is given. (For this purpose, a trade is "effected" when the buy or sell order is placed, so that a legal commitment to complete the trade arises; the post-trade "settlement period" is not counted). At any time during that three-business-day period, the Compliance Officer may, if he or she concludes circumstances warrant, revoke the clearance as to trades which have not yet been effected. In all cases, the decision of the Compliance Officer is binding.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Black-Out Periods: Insiders may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a Black-Out Period. Insiders may only conduct transactions in Company Securities when the “trading window” is open, which usually begins on the third full trading day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter.

Event-Specific Black-Out Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the Compliance Officer may extend or institute a black-out period as they deem necessary. In that situation, the Compliance Officer may notify insiders or other persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Black-Out Period will not be announced to the Company as a whole and should not be communicated to any other person.

VIII.    RULE 10b5-1 PLANS

The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and any guidelines for Rule 10b5-1 that may be adopted by the Company from time to time. In general, a Rule 10b5-1 Plan must be entered into at a time when the person is not aware of material nonpublic information and must be subject to a holding period before any transactions may occur thereunder. Once the plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

IX.    SHORT SALES, HEDGING, AND PLEDGING

Short sales of our securities (a sale of securities which the seller does not own) and derivative or speculative transactions in our securities are prohibited. In addition, no director, officer or employee is permitted to purchase or use, directly or indirectly through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in market value of our securities.

Directors, officers and employees may not purchase our securities on margin, borrow against any account in which our securities are held, or pledge our securities as collateral for a loan, except in such cases that such director, officer or employee seeks to pledge our securities as collateral for a loan (not including margin debt) if they can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities, as determined in the sole discretion of the Compliance Officer. Any such person who wishes to pledge our securities as collateral for a loan must submit a request for pre-clearance at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

X.    REPORTING AND “SHORT-SWING” PROFIT PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT

As you know, Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers to file forms reporting their transactions in our securities. Directors and executive officers are required to report any transactions in Company Securities to the Chief Accounting Officer. Also, Section 16 of the Securities Exchange Act of 1934 requires directors and executive officers to pay over to us profits realized by directors and executive officers from certain sales and purchases of our securities that take place within a six-month period. If you have any questions regarding the requirements of Section 16, please contact our Compliance Officer.

XI.    COMPLIANCE OFFICER ASSISTANCE

Any person who has any questions about specific transactions may obtain additional guidance from our Compliance Officer. Remember, however, the ultimate responsibility for adhering to this Insider Trading Policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment.

1 Whether the information is proprietary about us or information that could have an impact on the price of our securities, you must not pass the information on to others, including family members and others living in your household or friends and casual acquaintances. Serious penalties apply to the above-mentioned actions whether you derive any benefit from another's actions. The SEC has in some cases imposed hefty penalties on tippers even though they did not profit from the trading. This restriction also applies to your family members as well as to those living in your household who are not family members. Everyone is expected to be responsible for the compliance of his or her family and personal household. If you believe that you may be in possession of material non-public information that should be disclosed, do not disclose that information without first discussing it with the Compliance Officer.